Exhibit 99.1

Shea Homes Reports Fourth Quarter and Full Year 2014 Results

Walnut, California, February 19, 2015

Shea Homes, one of America’s largest private homebuilders, today reported results for the fourth quarter and year ended December 31, 2014.

Three Months Ended December 31, 2014 Highlights and Comparisons to Three Months Ended December 31, 2013

•	Net income attributable to Shea Homes was $59.7 million compared to $73.8 million, a 19% decrease. The 2014 fourth quarter results reflect $9.0 million of inventory impairment charges and a $13.4 million legal charge, both of which were included in cost of sales. Excluding these charges, net income after tax would have been $16.9 million higher.

•	Home sales orders were 436 compared to 361, a 21% increase

•	Active selling communities averaged 66 compared to 60

•	Home sales per community were 6.6, or 2.2 per month, compared to 6.0, or 2.0 per month, a 10% increase

•	Cancellation rate was 18.7% compared to 21.0%

•	Backlog units were 918 compared to 849, an 8% increase

•	Backlog sales value was $551.7 million compared to $466.6 million, an 18% increase

•	Average selling price in backlog was $601,000 compared to $550,000, a 9% increase

•	Total revenues were $419.9 million compared to $340.0 million, a 23% increase

•	House revenues were $412.1 million* compared to $315.5 million*, a 31% increase

•	Home deliveries were 715 compared to 636, a 12% increase

•	Average selling price of home deliveries was $576,000 compared to $496,000, a 16% increase

•	Gross margin was 19.7% compared to 25.1%, reflecting the 2014 fourth quarter impairment and legal charges noted above

•	House gross margin was 24.8%* compared to 23.4%*

•	SG&A expenses were $28.6 million (6.8% of revenues) compared to $27.0 million (7.9% of revenues)

•	Income tax expense/(benefit) was $1.7 million compared to $(15.8) million

•	Adjusted EBITDA was $101.0 million* compared to $81.9 million*

•	Unrestricted cash at December 31, 2014 was $236.9 million compared to $206.2 million at December 31, 2013

Year Ended December 31, 2014 Highlights and Comparisons to Year Ended December 31, 2013

•	Net income attributable to Shea Homes was $133.4 million compared to $125.9 million, a 6% increase. The 2014 results reflect $9.0 million of inventory impairment charges and a $16.9 million legal charge, both of which were included in cost of sales. Excluding these charges, net income after tax would have been $19.0 million higher.

•	Home sales orders were 2,054 compared to 1,828, a 12% increase

•	Active selling communities averaged 64 compared to 58

•	Home sales per community were 32.1, or 2.7 per month, compared to 31.5, or 2.6 per month, a 2% increase

•	Cancellation rate was 15.8% compared to 15.4%

•	Total revenues were $1,140.6 million compared to $930.6 million, a 23% increase

•	House revenues were $1,120.0 million* compared to $894.3 million*, a 25% increase

•	Home deliveries were 1,985 compared to 1,890, a 5% increase

•	Average selling price of home deliveries was $564,000 compared to $473,000, a 19% increase

•	Gross margin was 22.4% compared to 23.8%, reflecting the 2014 impairment and legal charges noted above

•	House gross margin was 24.5%* compared to 23.2%*

•	SG&A expenses were $118.4 million (10.4% of revenues) compared to $104.4 million (11.2% of revenues)

•	Income tax expense/(benefit) was $18.2 million compared to $(14.1) million

•	Adjusted EBITDA was $234.8 million* compared to $185.8 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10

For the 2014 fourth quarter, new home sales orders were 436 compared to 361 in the 2013 fourth quarter, a 21% increase, primarily due to a 10% increase in our wholly-owned active selling communities and a higher sales rate per community in our Northern California and Mountain West segments. Overall, demand for new homes remained healthy in our Southern California, San Diego, Northern California and Mountain West segments, while we saw an improvement in demand in our South West segment and, specifically, in our Phoenix communities, which have been more sluggish until recently.

At December 31, 2014, our backlog was 918 homes compared to 849 at December 31, 2013, an 8% increase, which was primarily attributable to the higher level of sales during the fourth quarter. For the 2014 fourth quarter, the Company’s cancellation rate was 18.7% compared to 21.0% in the 2013 fourth quarter.

For the 2014 fourth quarter, net income attributable to Shea Homes was $59.7 million compared to $73.8 million in the 2013 fourth quarter. This decrease was primarily due to a $2.8 million decrease in gross margin (primarily due to the $9.0 million in impairment charges for two communities in our South West segment, and a $13.4 million legal charge), a $4.5 million increase in selling expense, and a $17.5 million increase in tax expense, partially offset by a $3.0 million decrease in general and administrative expenses and a $7.4 million increase in equity income from unconsolidated joint ventures. The increase in income tax expense is primarily due to a $15.6 million income tax benefit in 2013 for the reversal of our deferred tax asset valuation allowance. Net income after tax for the 2014 fourth quarter excluding the impairment and legal charges would have been $16.9 million higher.

For the 2014 fourth quarter, total revenues were $419.9 million compared to $340.0 million in the 2013 fourth quarter, a 23% increase, and house revenues were $412.1 million* for the 2014 fourth quarter compared to $315.5 million* in the 2013 fourth quarter, a 31% increase. The increase in house revenues was primarily attributable to a 12% increase in deliveries, driven by higher totals in our Southern California and San Diego segments, and an increase in average selling price to $576,000 from $496,000, a result of general home price increases in most segments, and a greater percentage of deliveries from our Southern California segment, which has a higher average selling price than our other segments.

For the 2014 fourth quarter, total gross margin was 19.7% compared to 25.1% in the 2013 fourth quarter, a 600 basis point (bp) decrease, and house gross margin was 24.8%* for the 2014 fourth quarter compared to 23.4%* in the 2013 fourth quarter, a 110 bp increase. The lower total gross margin reflects the impairment and legal charges noted above. For the 2014 fourth quarter, our house gross margin excluding interest was 30.4%* compared to 29.6%* in the 2013 fourth quarter.

For the 2014 fourth quarter, SG&A expenses were $28.6 million (6.8% of revenues) compared to $27.0 million (7.9% of revenues) in the 2013 fourth quarter. This increase was primarily due to higher volume related costs, such as advertising and model costs. However, our SG&A rate was lower as we continue to leverage our fixed overhead costs over a larger revenue base.

For the 2014 fourth quarter, net operating cash flows were $70.6 million compared to $76.6 million in the 2013 fourth quarter. This decrease was primarily due to higher land acquisition, land development and house construction costs, partially offset by higher cash receipts from home deliveries. For the 2014 fourth quarter, land acquisition and land development spending were $179.0 million compared to $88.0 million in the 2013 fourth quarter; and cash receipts from home deliveries were $412.1 million for the 2014 fourth quarter compared to $315.5 million in the 2013 fourth quarter.

For the year ended December 31, 2014, net income attributable to Shea Homes was $133.4 million compared to $125.9 million for the year ended December 31, 2013. The year over year increase in full year results was primarily attributable to a $34.4 million increase in gross margin (from higher revenues, partially offset by a $9.0 million impairment charge, primarily for two communities in our South West segment, and a $16.9 million legal charge), a $10.2 million increase in equity income from unconsolidated joint ventures, a $5.2 million increase in our reinsurance transaction results (as a result of the 2009 PIC Transaction, see page 10), and a $4.5 million decrease in interest expense. These increases were partially offset by a $13.9 million increase in selling, general and administrative expenses and a $32.3 million increase in income tax expense. The decrease in interest expense was attributable to higher qualified assets, and the increase in income tax expense was attributable to a $15.6 million income tax benefit recorded in 2013 for the reversal of our deferred tax asset valuation allowance. Net income after tax for the 2014 full year excluding the impairment and legal charges would have been $19.0 million higher.

For the year ended December 31, 2014, net operating cash flows were $2.5 million compared to $(47.9) million for the year ended December 31, 2013. This improvement was primarily attributable to increased cash receipts from home deliveries, partially offset by higher land acquisition, land development and house construction costs. For the year ended December 31, 2014, land acquisition and land development spending was $453.3 million compared to $329.5 million for the year ended December 31, 2013; and cash receipts from home deliveries were $1,120.0 million for the year ended December 31, 2014 compared to $894.3 million for the year ended December 31, 2013.

The note receivable from J.F. Shea Co., Inc., which had a balance of $11.6 million at September 30, 2014, was paid in full at December 31, 2014. In January 2014, we acquired property from a related party under common control for $4.4 million cash, assumption of a $1.3 million net liability and estimated future revenue participation payments of $19.6 million. The $25.3 million of consideration was recorded as an equity distribution to our owners and, accordingly, resulted in a reduction in equity during the year.

Earnings Conference Call

A conference call to discuss the Company’s 2014 fourth quarter results will be held at 1:00 p.m., Eastern time, February 20, 2015. The call will be broadcast live over the internet and can be accessed through the Company’s website at http://www.sheahomes.com/investor. The call will also be accessible by dialing (866) 318-8617 (domestic) or (617) 399-5136 (international); Passcode 54131203. The audio transmission with the slide presentation will be available on our website for replay 2 to 3 hours following the live broadcast. A replay of the presentation will be available by the end of the day and for 31 days thereafter.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has delivered almost 94,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as the strength or weakness of the housing market, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and are difficult to forecast and that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demand; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended December 31,			At or For the Year Ended December 31,
	2014	2013	Change	2014	2013	Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Operating Data:
Revenues	$419,919	$340,031	23%	$1,140,606	$930,610	23%
Gross margin %	19.7%	25.1%	(540) bp’s	22.4%	23.8%	(140) bp’s
Homebuilding revenues (a) *	$419,801	$339,806	24%	$1,140,025	$929,697	23%
Homebuilding gross margin % (a) *	19.6%	25.1%	(550) bp’s	22.4%	23.7%	(130) bp’s
House revenues *	$412,122	$315,488	31%	$1,120,019	$894,305	25%
House gross margin*	$102,023	$73,765	38%	$273,912	$207,828	32%
House gross margin % *	24.8%	23.4%	140 bp’s	24.5%	23.2%	130 bp’s
Adjusted house gross margin % excluding interest in cost of sales *	30.4%	29.6%	80 bp’s	30.4%	29.9%	50 bp’s
SG&A expenses	$28,557	$26,993	6%	$118,350	$104,418	13%
SG&A % of total revenues	6.8%	7.9%	(110) bp’s	10.4%	11.2%	(80) bp’s
Net income attributable to Shea Homes	$59,682	$73,751	-19%	$133,436	$125,947	6%
Adjusted EBITDA (b) *	$100,999	$81,879	23%	$234,792	$185,801	26%
Interest incurred	$17,112	$16,726	2%	$68,204	$67,048	2%
Interest capitalized to inventory	$16,606	$15,825	5%	$64,697	$59,699	8%
Interest capitalized to investments in joint ventures	$347	$805	-57%	$2,912	$2,278	28%
Interest expense	$159	$96	66%	$595	$5,071	-88%
Interest in cost of sales (c)	$23,644	$20,434	16%	$68,780	$60,448	14%

Other Data (d):
Home sales orders (units)	436	361	21%	2,054	1,828	12%
Home deliveries (units)	715	636	12%	1,985	1,890	5%
Average selling price	$576	$496	16%	$564	$473	19%
Average active selling communities	66	60	10%	64	58	10%
Home sales orders per community	6.6	6.0	10%	32.1	31.5	2%
Cancellation rate	18.7%	21.0%		15.8%	15.0%
Backlog at end of period (units)	918	849	8%
Backlog at end of period (est. sales value)	$551,727	$466,638	18%
Backlog at end of period (est. average selling price)	$601	$550	9%
Lots owned or controlled (units)	19,552	18,930	3%
Homes under construction (units) (e)	907	843	8%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)

Assets
Cash and cash equivalents	$236,902	$206,205
Restricted cash	426	1,189
Accounts and other receivables, net	147,508	147,499
Receivables from related parties, net	6,403	31,313
Inventory	1,173,585	1,013,272
Investments and advances to unconsolidated joint ventures	42,764	48,785
Other assets, net	59,122	57,070

Total assets	$1,666,710	$1,505,333

Liabilities and equity
Liabilities:
Notes payable	$761,404	$751,708
Other liabilities	350,448	308,168

Total liabilities	1,111,852	1,059,876

Total equity	554,858	445,457

Total liabilities and equity	$1,666,710	$1,505,333

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$419,919	$340,031	$1,140,606	$930,610
Cost of sales	(337,355)	(254,643)	(885,018)	(709,412)

Gross margin	82,564	85,388	255,588	221,198

Selling, general and administrative expenses	(28,557)	(26,993)	(118,350)	(104,418)
Interest expense	(159)	(96)	(595)	(5,071)
Other income (expense), net	7,480	(357)	14,969	129

Income before income taxes	61,328	57,942	151,612	111,838

Income tax benefit (expense)	(1,658)	15,802	(18,213)	14,101

Net income	59,670	73,744	133,399	125,939
Less: Net loss attributable to non-controlling interests	12	7	37	8

Net income attributable to Shea Homes	$59,682	$73,751	$133,436	$125,947

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income	$59,670	$73,744	$133,399	$125,939
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on reinsurance transaction	(1,002)	(412)	(7,177)	(2,011)
Depreciation and amortization expense	4,542	3,296	12,630	10,608
Inventory impairment	9,035	—	9,035	—
Distribution of earnings from unconsolidated joint ventures	9,365	1,100	18,790	7,100
Other operating activities, net	(7,383)	(471)	(12,054)	(1,189)
Changes in operating assets and liabilities:
Inventory	(8,717)	27,027	(178,700)	(185,596)
Payables and other liabilities	7,942	(3,495)	28,375	14,231
Other operating assets	(2,876)	(24,207)	(1,844)	(16,949)

Net cash provided by (used in) operating activities	70,576	76,582	2,454	(47,867)

Investing activities
Proceeds from sale of investments	10	2	184	3,165
Net collections on promissory notes from related parties	15,968	1,067	25,183	4,104
Distributions from (investments in) unconsolidated joint ventures, net	12,035	(5,757)	9,609	(22,073)

Net cash provided by (used in) investing activities	28,013	(4,688)	34,976	(14,804)

Financing activities
Net decrease in notes payable	(969)	(8,887)	(3,308)	(10,880)
Contributions from owners	—	—	945	—
Distributions to owners	—	—	(4,385)	—
Other financing activities, net	—	—	15	—

Net cash provided by (used in) financing activities	(969)	(8,887)	(6,733)	(10,880)

Net increase (decrease) in cash and cash equivalents	97,620	63,007	30,697	(73,551)
Cash and cash equivalents at beginning of period	139,282	143,198	206,205	279,756

Cash and cash equivalents at end of period	$236,902	$206,205	$236,902	$206,205

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price
Home deliveries:
Southern California	170	$759	92	$775	481	$812	271	$757
San Diego	115	622	80	550	252	568	256	490
Northern California	133	721	141	575	385	668	456	510
Mountain West	156	458	143	448	356	458	372	444
South West	141	313	178	305	511	324	510	312
East	—	—	2	374	—	—	25	262

Total consolidated	715	$576	636	$496	1,985	$564	1,890	$473

Southern California	42	$477	11	$337	107	$417	47	$293
Northern California	26	531	19	484	60	524	31	510
Mountain West	22	402	21	363	73	390	55	368
East	50	304	31	262	96	290	69	258

Total unconsolidated joint ventures	140	$414	82	$349	336	$394	202	$335

Total	855	$550	718	$479	2,321	$540	2,092	$460

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	107	11	97	8	514	11	308	6
San Diego	43	9	51	7	254	9	249	7
Northern California	75	12	54	14	376	13	359	13
Mountain West	84	14	61	14	424	12	367	15
South West	105	18	98	17	447	18	536	16
East	22	2	—	—	39	1	9	1

Total consolidated	436	66	361	60	2,054	64	1,828	58

Southern California	15	5	11	3	111	4	46	4
Northern California	12	4	11	4	52	4	44	2
Mountain West	13	5	8	5	91	5	67	5
South West	14	—	—	—	14	—	—	—
East	21	3	22	2	120	3	83	2

Total unconsolidated joint ventures	75	17	52	14	388	16	240	13

Total	511	83	413	74	2,442	80	2,068	71

SEGMENT OPERATING DATA (continued)

(dollars in thousands)

(unaudited)

	December 31,
	2014			2013
	Backlog Units	Estimated Backlog Sales Value	Estimated Avg. Selling Price	Backlog Units	Estimated Backlog Sales Value	Estimated Avg. Selling Price
Backlog:
Southern California	193	$166,087	$861	160	$139,059	$869
San Diego	102	71,164	698	100	50,223	502
Northern California	135	100,946	748	144	94,605	657
Mountain West	275	140,995	513	207	100,186	484
South West	174	56,293	324	238	82,565	347
East	39	16,242	416	—	—	—

Total consolidated	918	$551,727	$601	849	$466,638	$550

Southern California	30	$14,257	$475	26	$9,383	$361
Northern California	15	8,865	591	23	12,562	546
Mountain West	41	17,935	437	23	9,413	409
South West	14	6,983	499	—	—	—
East	74	22,221	300	50	14,447	289

Total unconsolidated joint ventures	174	$70,261	$404	122	$45,805	$375

Total	1,092	$621,988	$570	971	$512,443	$528

	December 31,
	2014	2013
Lots owned or controlled:
Southern California	1,628	1,890
San Diego	838	640
Northern California	4,033	3,731
Mountain West	9,519	9,841
South West	2,261	2,063
East	1,273	765

Total consolidated	19,552	18,930
Unconsolidated joint ventures	4,935	4,455

Total	24,487	23,385

Lots by ownership type:
Owned for homebuilding	7,033	6,277
Owned and held for sale	3,176	3,313
Optioned or subject to contract for homebuilding	6,309	6,306
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	4,935	4,455

Total	24,487	23,385

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairments and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in house cost of sales.

	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$419,919	$(337,355)	$82,564	19.7%	$340,031	$(254,643)	$85,388	25.1%
Less: Other	(118)	—	(118)	—	(225)	—	(225)	—

Homebuilding	419,801	(337,355)	82,446	19.6%	339,806	(254,643)	85,163	25.1%
Less: Land	(5,197)	2,221	(2,976)	57.3%	(21,572)	12,201	(9,371)	43.4%
Less: Impairment	—	9,035	9,035		—	—	—
Less: Other homebuilding	(2,482)	16,000	13,518	—	(2,746)	719	(2,027)	—

House	$412,122	$(310,099)	$102,023	24.8%	$315,488	$(241,723)	$73,765	23.4%

Add: Interest in house cost of sales (a)	—	23,273	23,273	—	—	19,695	19,695	—

Adjusted house excluding interest in cost of sales	$412,122	$(286,826)	$125,296	30.4%	$315,488	$(222,028)	$93,460	29.6%

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$1,140,606	$(885,018)	$255,588	22.4%	$930,610	$(709,412)	$221,198	23.8%
Less: Other	(581)	—	(581)	—	(913)	—	(913)	—

Homebuilding	1,140,025	(885,018)	255,007	22.4%	929,697	(709,412)	220,285	23.7%
Less: Land	(14,028)	8,493	(5,535)	39.5%	(31,462)	17,726	(13,736)	43.7%
Less: Impairment	—	9,035	9,035		—	—	—
Less: Other homebuilding	(5,978)	21,383	15,405	—	(3,930)	5,209	1,279	—

House	$1,120,019	$(846,107)	$273,912	24.5%	$894,305	$(686,477)	$207,828	23.2%

Add: Interest in house cost of sales (a)	—	66,951	66,951	—	—	59,142	59,142	—

Adjusted house excluding interest in cost of sales	$1,120,019	$(779,156)	$340,863	30.4%	$894,305	$(627,335)	$266,970	29.9%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA is net income, plus distributions of earnings from joint ventures and non-guarantor subsidiaries, before (a) income taxes, (b) depreciation and amortization, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from unconsolidated joint ventures, (d) interest expense, (e) impairment charges and project write-offs and abandonments, (f) realized gain on sale of investments, (g) deferred gain recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (h) income (loss) from joint ventures and non-guarantor subsidiaries. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net income	$59,670	$73,744	$133,399	$125,939
Adjustments:

Income tax expense (benefit)	1,658	(15,802)	18,213	(14,101)
Depreciation and amortization expense	4,542	3,296	12,630	10,608
Interest in cost of sales	23,644	20,434	68,780	60,448
Interest in equity in income (loss) from unconsolidated joint ventures	1,947	360	2,444	1,189
Interest expense	159	96	595	5,071

EBITDA	91,620	82,128	236,061	189,154

Adjustments:
Impairment charge	9,035	—	9,035	—
Project write-offs and abandonments	641	854	1,303	1,436
Realized gain on sale of investments	—	—	—	(15)
Deferred gain recognition from PIC Transaction	(1,002)	(412)	(7,177)	(2,011)
Income from joint ventures and non-guarantor subsidiaries	(5,394)	(2,142)	(20,912)	(13,146)
Distributions of earnings from joint ventures and non-guarantor subsidiaries	6,048	1,447	16,414	10,378
Other	51	4	68	5

Adjusted EBITDA	$100,999	$81,879	$234,792	$185,801